Exhibit 99.1

NEWS RELEASE

July 18, 2016

AVANGRID Reports Second Quarter 2016 Earnings Results and Affirms

Consolidated 2016 Earnings Outlook

(New Haven, CT – July 18, 2016) Today AVANGRID, Inc. (NYSE: AGR) reports its financial results for the second quarter of 2016, including consolidated net income of $102 million, or $0.33 per share, for the second quarter of 2016, compared to $11 million, or $0.04 per share for the same period in 2015. For the first six months of 2016, consolidated net income was $314 million, or $1.01 per share, compared to $117 million, or $0.46 per share, for the first six months of 2015. AVANGRID’s reported results for the second quarter and first six months of 2015 do not reflect the combination with UIL Holdings Corporation (“UIL”).

Adjusted to reflect the combination of AVANGRID with UIL and excluding the sale of certain equity investments the consolidated adjusted net income was $100 million, or $0.32 per share, for the second quarter of 2016, compared to $31 million, or $0.10 per share, for the same period in 2015. Adjusted to reflect the combination of AVANGRID with UIL and the impairment of an investment and excluding the sale of certain equity investments, the consolidated adjusted net income was $295 million, or $0.95 per share, for the first six months of 2016, compared to $203 million, or $0.66 per share, for the first six months of 2015.

Segment details for AVANGRID’s earnings for the second quarter and first six months of 2016, compared to the same periods in 2015 are presented in the table below. Net income for the second quarter 2016 reflects a net gain in the amount of $2 million from the sale of an equity investment by Avangrid Renewables. Net income for the first six months of 2016 reflects a net gain in the amount of $19 million, primarily from the sale of AVANGRID’s equity interest in the Iroquois Gas Transmission Pipeline and the impairment of an investment, both recorded in the first quarter 2016 and the gain from the sale of an equity investment described above. For additional information, see “Non-GAAP Financial Measures”, “Reconciliation of Net Income (Loss)” and “Reconciliation of Earnings (Loss) Per Share (EPS)” below.

Net income for the second quarter and first six months of 2016 and 2015 on a U.S. GAAP basis are set forth below:

	Net Income (Loss) - $M
	Three Months ended June 30,			Six Months ended June 30,
$M	2016	2015	‘16 vs ‘15	2016	2015	‘16 vs ‘15
Networks	$79	$27	$52	$244	$118	$126
Renewables	41	69	(28)	84	95	(11)
Other	(18)	(84)	66	(14)	(95)	81

Net Income	$102	$11	$90	$314	$117	$196

	Earnings (Loss) Per Share
	Three Months ended June 30,			Six Months ended June 30,
	2016	2015	‘16 vs ‘15	2016	2015	16 vs ‘15
Networks	$0.25	$0.11	$0.15	$0.79	$0.47	$0.32
Renewables	0.13	0.27	(0.14)	0.27	0.37	(0.10)
Other	(0.06)	(0.33)	0.28	(0.04)	(0.38)	0.33

Earnings Per Share	$0.33	$0.04	$0.29	$1.01	$0.46	$0.55

Weighted-avg # of Shares (M):	309.5	252.2		309.5	252.2

Amounts may not add due to rounding

“We had strong financial performance for the second quarter and first six months of 2016,” said James P. Torgerson, chief executive officer of AVANGRID. “Our regulated business reported improved financial performance for both the quarter and year-to-date led by improved revenues and increased rate base. Earnings from our Renewables business benefitted from better overall wind production, offset by the settlement of intercompany transactions in the second quarter 2015, which had no impact on consolidated results.”

“We continue to make progress integrating our operations as we transition through 2016 with an emphasis on best practice identification and implementation. As we look to the remainder of the year, we will focus on integration, cost management measures to counteract lower than our average wind production, and execution of our capital expenditure plan,” added Torgerson. “We are working to advance many important investments and energy initiatives with the completion of all of the initial projects in the NY Transco, the filing of our Distribution System Implementation Plan associated with the NY Reforming the Energy Vision initiative, and the filing of our Connect NY solution to address capacity constraints in New York City. We are also awaiting final bidder selection in the New England Clean Energy RFP, which is expected before the end of the month, and have filed an electric distribution rate case in CT. In addition, all of our Renewables projects under construction remain on track, and we recently increased our contracted assets position with the signing of a PPA executed with a global commercial and industrial customer.”

Avangrid Networks

Avangrid Networks earned $79 million, or $0.25 per share, in the second quarter of 2016, compared to $27 million, or $0.11 per share, in the second quarter of 2015. For the six months of 2016, Avangrid Networks earned $244 million, or $0.79 per share, compared to $118 million, or $0.47 per share, for the first six months of 2015. The net increase in earnings for the second quarter and first six months of 2016 was mainly related to improved revenues, increases in rate base, lower uncollectibles expense and various cost management measures. The Avangrid Networks results for the second quarter and the first six months of 2015 do not reflect the combination with UIL, and, as a result 2015 results are not directly comparable to 2016 results. Adjusted to reflect the combination of AVANGRID with UIL, Avangrid Networks earned $43 million, or $0.14 per share, in the second quarter of 2015, and $197 million, or $0.64 per share, in the first six months in 2015.

Avangrid Renewables

Avangrid Renewables earned $41 million, or $0.13 per share, in second quarter of 2016, compared to $69 million, or $0.27 per share, in the second quarter of 2015. Results for the second quarter and first six months of 2015 include the settlement of intercompany transactions, which had no impact on consolidated results. For the first six months of 2016, Avangrid Renewables earned $84 million, or $0.27 per share, compared to $95 million, or $0.37 per share, in the first six months of 2015. Absent the settlement, the increase in earnings for the second quarter and first six months of 2016 was mainly due to the change in estimated useful life of assets, improved but below our historical average wind production, favorable mark-to-market and energy management and various cost management measures.

Other

The results from AVANGRID’s gas storage & transportation business and AVANGRID’s corporate costs are included under “Other”. Other incurred a loss of $18 million, or $0.06 per share, for the second quarter of 2016, compared to a loss of $84 million, or $0.33 per share, in the second quarter of 2015. For the first six months of 2016, Other incurred a loss of $14 million, or $0.04 per share, compared to a loss of $95 million, or $0.38 per share, in the first six months of 2015. The improved results for the quarter and first six months of 2016 was primarily due to the absence of a settlement of intercompany transactions described above. The Other results for the second quarter and first six months of 2015 do not reflect the combination with UIL, and, as a result 2015 results are not directly comparable to 2016 results. Adjusted to reflect the combination of AVANGRID with UIL, Other incurred a loss of $80 million, or $0.26 per share, in the second quarter of 2015, and $88 million, or $0.29 per share, in the first six months of 2015.

Outlook

AVANGRID is affirming its consolidated earnings outlook for 2016 of $2.10-$2.20 per share. The earnings outlook for both the Networks and Other segments have been revised due to a non-business driver. The sale of AVANGRID’s equity interest in the Iroquois Gas Transmission Pipeline was recorded in the first quarter 2016 in Other, however, the previous outlook estimate included the sale in Networks, therefore, earnings for the Networks business have been revised to $1.56-$1.62 per share, compared to the previously reported estimate of $1.62-$1.68 per share and earnings for the Other segment have been revised to $0.00-$0.01 per share, compared to the previously reported estimate of $(0.06)-$(0.05) per share.

Outlook—Estimated EPS (1)

	As of April 26, 2016	Revised
Networks	$ 1.62 - $ 1.68	$ 1.56 - $ 1.62
Renewables	$ 0.53 - $ 0.58	$ 0.53 - $ 0.58
Other(2)	$ (0.06) - $ (0.05)	$ 0.00 - $ 0.01
2016 AVANGRID	$ 2.10 - $ 2.20	$ 2.10 - $ 2.20

Amounts may not add due to rounding; Estimates are not expected to be additive

(1)	Assumes approx. 309.5 million shares outstanding

(2)	Includes Corporate and Gas Storage & Transportation

Webcast

AVANGRID will webcast an audio-only financial presentation in conjunction with releasing second quarter 2016 earnings, on Tuesday, July 19, 2016 beginning at 10:00 A.M. Eastern time. The webcast will feature presentations from AVANGRID’s CEO, James P. Torgerson and other members of the executive team, and can be accessed through the investor relations section of AVANGRID’s website at http://www.avangrid.com.

Contacts:

Analysts: Patricia Cosgel 203-499-2624

Media: Michael West Jr. 203-499-3858

Avangrid, Inc. (NYSE: AGR) is a diversified energy and utility company with more than $30 billion in assets and operations in 25 states. The company operates regulated utilities and electricity generation through two primary lines of business. Avangrid Networks includes eight electric and natural gas utilities, serving approximately 3.1 million customers in New York and New England. Avangrid Renewables operates 6.3 gigawatts of electricity capacity, primarily through wind power, in states across the United States. AVANGRID employs approximately 7,000 people. The company was formed through a merger between Iberdrola USA, Inc. and UIL Holdings Corporation in 2015. Iberdrola S.A. (Madrid: IBE), a worldwide leader in the energy industry, owns 81.5% of AVANGRID. For more information, visit www.avangrid.com.

Forward Looking Statements

Certain statements in this presentation may relate to our future business and financial performance and future events or developments involving us and our subsidiaries that are not purely historical and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “can,” “expects,” “believes,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “assumes,” “guides,” “targets,” “forecasts,” “is confident that” and “seeks” or the negative of such terms or other variations on such terms or comparable terminology. Such forward looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on our business, results of operations or financial condition. Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Report on Form 10-Q for the three months ended March 31, 2016, which are on file with the Securities and Exchange Commission (SEC) and available on our investor relations website at www.avangrid.com and on the SEC website at www.sec.gov. Additional information will also be set forth in subsequent filings with the SEC. You should consider these factors carefully in evaluating for-ward looking statements. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this presentation whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Use of Non-GAAP Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, AVANGRID considers certain non-GAAP financial measures that are not prepared in accordance with U.S. GAAP, including adjusted net income and adjusted EPS. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. The non-GAAP financial measures we use are specific to AVANGRID and the non-GAAP financial measures of other companies may not be calculated in the same manner. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We provide adjusted net income, which is adjusted to reflect the combination of AVANGRID with UIL and the impairment of certain investments and excludes the sale of certain equity investments, and reflects a full six month period for UIL, because we believe it is more useful in understanding and evaluating actual and projected financial performance and contribution of AVANGRID and to more fully compare and explain our results without including the impact of above described items and with reflecting pro forma information to reflect a full period of results for merged entities. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also provide adjusted EPS, which is adjusted net income converted to an earnings per share amount.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, AVANGRID’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to AVANGRID, should be considered only as a supplement to AVANGRID’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools. Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

Avangrid, Inc.
Condensed Consolidated Statements of Income
(In Millions except per share amounts)
(Unaudited)
	Three Months ended June 30,		Six Months ended June 30,
	2016	2015	2016	2015
Operating Revenues	$1,439	$939	$3,109	$2,166
Operating Expenses
Purchased power, natural gas and fuel used	221	151	649	543
Operations and maintenance	558	434	1,109	814
Impairment of non-current assets	—	7	—	7
Depreciation and amortization	213	187	418	362
Taxes other than income taxes	125	87	262	171

Total Operating Expenses	1,117	866	2,438	1,897

Operating Income	322	73	671	269

Other Income and (Expense)
Other income and (expense)	20	10	69	22
Earnings (losses) from equity method investments	—	(1)	2	—
Interest expense, net of capitalization	(68)	(66)	(152)	(127)

Income (Loss) Before Income Tax	274	16	590	164

Income tax expense	172	5	276	47

Net Income (Loss)	$102	$11	$314	$117

Earnings (Loss) per Common Share, Basic:	$0.33	$0.04	$1.01	$0.46

Earnings (Loss) per Common Share, Diluted:	$0.33	$0.04	$1.01	$0.46

Weighted-average Number of Common Shares Outstanding:
Basic	309,527,868	252,235,232	309,533,042	252,235,232
Diluted	309,683,965	252,235,232	309,689,138	252,235,232

Amounts may not add due to rounding

Avangrid, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
($M)	June 30, 2016	December 31, 2015
ASSETS
Current assets	$2,234	$2,474
Net property, plant & equipment in service	19,465	19,373
Total property, plant & equipment	20,830	20,711
Regulatory assets	3,141	3,314
Goodwill	3,113	3,115
Other assets	1,092	1,129

Total Assets	$30,411	$30,743

LIABILITIES AND EQUITY
Current liabilities	1,924	2,035
Regulatory liabilities	2,244	2,360
Other non-current liabilities	6,671	6,752
Non-current debt	4,507	4,530

Total Liabilities	15,346	15,677

EQUITY
Common stock	3	3
Additional paid-in-capital	13,651	13,653
Treasury stock	(4)	—
Retained earnings	1,496	1,449
Accumulated other comprehensive loss	(94)	(52)

Total Stockholders’ Equity	15,052	15,053

Noncontrolling interests	13	13
Total Equity	15,065	15,066

Total Liabilities & Equity	$30,411	$30,743

Amounts may not add due to rounding

Avangrid, Inc.
Condensed Consolidated Statement of Cash Flows
(Unaudited)
	Six Months Ended June 30,
$M	2016	2015
Cash Flow from Operating Activities:
Net income	$314	$117
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	418	362
Impairment of non-current assets	—	7
Accretion expenses	4	7
Regulatory assets/liabilities amortization	83	47
Regulatory assets/liabilities carrying cost	13	20
Pension cost	66	54
Earnings from equity method investments	(2)	—
Amortization of debt cost (premium)	(15)	2
Gain on sale of equity method investment	(34)	—
Unrealized losses on marked to market derivative contracts	23	50
Deferred taxes	244	(35)
Other non-cash items	(2)	—
Changes in current operating assets and liabilities:
Decrease in accounts receivable and unbilled revenues	85	91
Decrease in inventories	65	73
(Increase) decrease in other assets/liabilities	(100)	2
Decrease in accounts payable and accrued liabilities	(12)	(131)
(Decrease) increase in taxes accrued	(7)	21
(Increase) decrease in regulatory assets/liabilities	(235)	95

Net Cash Provided by Operating Activities	908	782

Cash Flow from Investing Activities:
Capital expenditures	(674)	(530)
Contributions in aid of construction	41	10
Government grants	—	13
Proceeds from sale of equity method and other investment	57	3
Proceeds from asset transfer	43	—
Receipts from (payments to) affiliates	2	(5)
Other investments and equity method investments, net	(6)	17

Net Cash Used in Investing Activities	(537)	(492)

Cash Flow from Financing Activities:
Non-current note issuance	—	350
Repayments of non-current debt	(45)	(69)
Repayments of other short-term debt, net	(160)	—
Payments on tax equity financing arrangements	(53)	(54)
Repayments of capital leases	(4)	(14)
Repurchase of common stock	(4)	—
Issuance of common stock	(2)	—
Dividends paid	(134)	—

Net Cash (Used in) Provided by Financing Activities	(402)	213

Cash & cash equivalents, net	(31)	503

Cash & cash equivalents, beginning of period	427	482

Cash & cash equivalents, end of period	$396	$985

Amounts may not add due to rounding

Avangrid, Inc.
Reconciliation of Adjusted Net Income (Loss)
(Unaudited)

	Three Months ended June 30,			Six Months ended June 30,
$M	2016	Adjusted 2015	Adjusted ‘16 vs ‘15	2016	Adjusted 2015	Adjusted ‘16 vs ‘15
Networks	$79	$27	$52	$244	$118	$126
Renewables	41	69	(28)	84	95	(11)
Other	(18)	(84)	66	(14)	(95)	81

Net Income	$102	$11	$90	$314	$117	$196
Adjustments:
Net income representing full six months for UIL	—	15	(15)	—	73	(73)
Merger Costs	—	9	(9)	—	23	(23)
Sale of equity method and other investment	(3)	—	(3)	(36)	—	(36)
Impairment of investment	—	—	—	3	—	3
Income tax impact of adjustments*	1	(4)	5	14	(10)	24

Adjusted Net Income	$100	$31	$68	$295	$203	$92

* 2016: Income tax impact of adjustments: $14M from sale of equity method investment, $1M from sale of other investment and $(1)M on impairment of investment.

Avangrid, Inc.
Reconciliation of Adjusted Earnings (Loss) Per Share (EPS)
(Unaudited)

	Three Months ended June 30,			Six Months ended June 30,
	2016	Adjusted 2015	Adjusted ‘16 vs ‘15	2016	Adjusted 2015	Adjusted ‘16 vs ‘15
Networks	$0.25	$0.11	$0.15	$0.79	$0.47	$0.32
Renewables	0.13	0.27	(0.14)	0.27	0.37	(0.10)
Other	(0.06)	(0.33)	0.28	(0.04)	(0.38)	0.33

Earnings Per Share*	$0.33	$0.04	$0.29	$1.01	$0.46	$0.55
Adjustments:
Reduction for acquisition of UIL shares	—	(0.01)	0.01	—	(0.08)	0.08
Net income representing full six months for UIL	—	0.05	(0.05)	—	0.24	(0.24)
Merger Costs	—	0.03	(0.03)	—	0.07	(0.07)
Sale of equity method and other investment	(0.01)	—	(0.01)	(0.12)	—	(0.12)
Impairment of investment	—	—	—	0.01	—	0.01
Income tax impact of adjustments	0.00	(0.01)	0.02	0.05	(0.03)	0.08

Adjusted Earnings Per Share	$0.32	$0.10	$0.22	$0.95	$0.66	$0.29

* Pre-merger ‘15 EPS - based on 252.2 M shares
Weighted-avg # of Shares (M):	309.5	308.9		309.5	308.9

Amounts may not add due to rounding

Earnings for the second quarter and first six months of 2015 are adjusted below to reflect the combination of AVANGRID with UIL:

	Adjusted Net Income (Loss) -$M
	Three Months ended June 30,	Six Months ended June 30,
	Adjusted 2015	Adjusted 2015
Networks	$43	$197
Renewables	69	95
Other	(80)	(88)

Adjusted Net Income	$31	$203

	Adjusted Earnings (Loss) Per Share
	Three Months ended June 30,	Six Months ended June 30,
	Adjusted 2015	Adjusted 2015
Networks	$0.14	$0.64
Renewables	0.22	0.31
Other	(0.26)	(0.29)

Adjusted EPS	$0.10	$0.66

Weighted-avg # of Shares (M):	308.9	308.9

Amounts may not add due to rounding